Contact:  Nicholas Zillges
President and Chief Executive Officer
(715) 845-7331

FOR IMMEDIATE RELEASE – March 30, 2021

MARATHON BANK ANNOUNCES
MEMBER APPROVAL OF PLAN OF REORGANIZATION

Wausau, WI – March 30, 2021 –Marathon Bank (the “Bank”), announced today that its members approved the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company pursuant to which the Bank will reorganize into the mutual holding company structure.  At the closing of the reorganization and offering, the Bank will become a wholly-owned subsidiary of Marathon Bancorp, Inc. (the “Company”), and the Company will issue and sell 45% of its to be outstanding shares to subscribers in the offering, and will issue 55% of its shares to Marathon MHC, the Company’s proposed Wisconsin-chartered mutual holding company.
The offering period expired on March 25, 2021 and the Company received subscriptions in excess of the minimum of the offering range. The number of shares to be sold in connection with the reorganization and offering will be based on a final appraisal and receipt of final regulatory approval. The Bank will provide further information upon receipt of final regulatory approval.
The Bank is a Wisconsin-chartered savings bank headquartered in Wausau, Wisconsin.  The Bank conducts its business from its main office and three branch offices located in Marathon and Ozaukee Counties.  The Bank’s executive offices are located at 500 Scott Street, Wausau, Wisconsin 54403.  For more information about the Bank, please visit www.marathonbank.com.

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, delays in consummation of the reorganization and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, the effects of the COVID-19 pandemic (including its impact on our business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of our loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the prospectus of Marathon Bancorp, Inc. which is available through the U.S. Securities and Exchange Commission’s website (www.sec.gov). Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Bank assumes no obligation to update any forward-looking statements.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is being made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offering, an accompanying stock order form).

The shares of common stock of Marathon Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.